EXHIBIT 15.01

March 30, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Gerdau S.A. and, under the date of March 30, 2022, we reported on the consolidated financial statements of Gerdau S.A. as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting as of December 31, 2021. On December 15, 2021, we were notified that Gerdau S.A. engaged PricewaterhouseCoopers Auditores Independentes (“PwC”) as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG Auditores Independentes Ltda. will cease upon completion of the audit of Gerdau S.A. consolidated financial statements as of and for the year ended December 31, 2021 and the effectiveness of internal control over financial reporting as of December 31, 2021, and the issuance of our reports thereon. We have read Gerdau S.A.'s statements included under Item 16F of its Form 20-F dated March 30, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Gerdau S.A. statement that PwC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Gerdau S.A. consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG Auditores Independentes Ltda.